Exhibit 99.1

May 14, 2009

To:	Baylake Corp. Shareholders
From:	Robert J. Cera, Chief Executive Officer
RE:	First Quarter 2009 Update

I am pleased to share good news with you regarding Baylake Corp.’s operating results for the first quarter ending March 31, 2009. Also, as promised in my previous shareholder communication dated February 16, 2009, I want to provide you with an update on some of the key initiatives and challenges we face in calendar year 2009.

As we reported on April 20, 2009, Baylake Corp. recorded net income of $2.3 million, or $0.29 basic and diluted earnings per share for the first quarter ending March 31, 2009, compared to net income of $1.2 million, or $0.15 basic and diluted earnings per share for the first quarter of 2008. The $0.29 earnings per share for the quarter represented the highest reported net income per share earned by Baylake Corp. since the second quarter of 2006, at which time we earned $0.30 per share.

The results of the first quarter of 2009 in comparison to the linked quarter ending December 31, 2008, reflect several items of note:

•	Increased net interest income of $7.4 million for the first quarter of 2009 versus $7.3 million for the fourth quarter of 2008;
•	reduced dependency on wholesale funding/borrowing of $220.1 million at March 31, 2009 versus $229.2 million at December 31, 2008;
•	increased net interest margin of 3.23% at March 31, 2009 versus 3.15% at December 31, 2008;
•	reduced non-interest expenses of $7.4 million for the first quarter of 2009 versus $12.5 million for the fourth quarter of 2008; and
•	improved total risk-based capital ratio of 10.30% at March 31, 2009 versus 9.72% at December 31, 2008.

Net income in first quarter of 2009 included a $2.8 million pretax gain on the sale of securities. In addition, our banking subsidiary, Baylake Bank, is reviewing its current strategy regarding management of its investment portfolio and anticipates that it may elect to continue to contract its balance sheet in an effort to further reduce its dependence on non-core funding sources. This tactic enables us to reduce our interest rate sensitivity related to risks associated with potential future increases in prevailing interest rates and the negative corresponding impact this could have on our future earnings. Our focus at the present time is on establishing a consistent earnings trend, rather than growing our balance sheet.

An increase in non-performing loans from $44.1 million at December 31, 2008 to $48.9 million at March 31, 2009 was the biggest disappointment we experienced in the first quarter. As with the past several quarters, the bank’s loan portfolio has continued to suffer from the strains brought on by the general systemic declines in our local and national economies, as well as the acute loan problems that have persisted in our own loan portfolio. We were pleased to record a very modest level of net charge-offs in the first quarter of 2009 of $0.1 million, which combined with a $1.2 million loan loss provision for the quarter, enabled us to increase our allowance for loan losses to 2.03% of total loans at March 31, 2009 from 1.86% at December 31, 2008. We believe that the bank’s allowance for loan losses as of March 31, 2009 is presently sufficient to absorb anticipated future loan losses.

As I reported in our first quarter earnings report, I continue to remain optimistic that we are nearing the bottom of the credit cycle that has greatly contributed to our loan challenges. On May 1, 2009, we released an 8-K filing and press release which disclosed the details of a $5.5 million partial collection of a non-performing loan. I expect this collection to provide the catalyst for improvement in our overall asset quality for the second quarter ending June 30, 2009. However, despite the fact we anticipate further reductions in our non-performing loans levels during the next several quarters, we expect that our credit costs will remain elevated for the balance of the 2009 fiscal year.

Our decisions and actions continue to be disciplined and emphasize ongoing improvements to our operational efficiency, and growing non-interest income revenue sources. As I have previously noted, the implementation of several key cost reduction initiatives is intended to positively impact our financial performance in future quarters.

The management team and board of directors are encouraged by the results of the first quarter, as well as the events described in our subsequent 8-K filing. Baylake Bank staff remains motivated and each person understands the importance of his or her individual contribution to our corporate success. We continue to ‘Help Build the Good Life’ by providing financial solutions and service that exceed our customers’ expectations. The community banking model – local decision making, giving back to our communities, and serving as a good corporate citizen – remains our primary focus. It is this model, which we have maintained for well over 100 years, that will guide us into the future.

We look forward to your continued support, and hope to see you at our annual meeting on Tuesday June 2, 2009, 7:00 p.m. at Stone Harbor Resort in Sturgeon Bay, Wisconsin.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This shareholder letter contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements. These factors, which are described in this letter and in the annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008 under “Item 1A. Risk Factors,” include certain credit, market, operational, liquidity and interest rate risks associated with the company’s business and operations. Other factors include changes in general business and economic conditions, developments (including collection efforts) relating to the identified non-performing loans and other problem loans and assets, world events (especially those which could affect our customers’ tourism-related businesses), competition, fiscal and monetary policies and legislation.

Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.